EXHIBIT (a)(1)(iv)

Last week, we announced EDMC’s Option Exchange. What follows are specific instructions and a few important reminders about the Option Exchange. Be aware that we have engaged American Stock Transfer to assist us with this process. They have mailed to your homes a full description of the Option Exchange along with required forms for those choosing to participate. We refer to these materials as the “Offer Materials,” and they may also be found on the Option Exchange Intranet site.

•	We are offering you the opportunity to exchange your currently outstanding options to purchase EDMC common stock for a new grant of replacement options.

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The number of options that you are entitled to receive, if you properly elect to participate in the Option Exchange, will be determined based on your tenure as an Eligible President or Campus Director in the manner described in the Offer Materials.

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The replacement options will have a per-share exercise price equal to the NASDAQ closing price for our common stock on the day that the Option Exchangeexpires, which currently is scheduled for September 13, 2012, and will have the vesting, expiration and other terms described in the Offer Materials.

•	If you wish to participate in the Option Exchange, you must surrender all of your currently outstanding stock options for exchange.

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If you elect not to participate in the Option Exchange, your currently outstanding options will remain outstanding and retain their existing terms, exercise prices and vesting schedules. In addition, you will receive a new grant of options to purchase a smaller number of shares of our common stock than you would have received had you participated in the Option Exchange, as described in the Offer Materials.

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You can withdraw or change your election to participate in the Option Exchange at any time prior to 11:59 p.m. on the expiration date of the Option Exchange, which currently is scheduled for September 13, 2012.

•	Fill out the Election and Withdrawal Form to elect to exchange your options or to withdraw an election and submit it American Stock Transfer according to the instructions on the form.

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If you wish to participate in the Option Exchange, or if you elect to participate and later wish to withdraw, you must submit a properly completed Election and Withdrawal Form to American Stock Transfer by following the instructions in the Offer Materials sent to you so that it is received by American Stock Transfer before 11:59 p.m. Eastern Time on the last day of the Option Exchange, which currently is scheduled for September 13, 2012. After that time, your most recently submitted election or withdrawal (or your choice not to participate in the Option Exchange) will be final and irrevocable.

The Option Exchange is VOLUNTARY. You must make your own decision regarding whether to exchange your eligible options. Should you choose to participate in the Option Exchange, you are responsible for filling out the Election and Withdrawal Form and precisely following instructions of the form. You are also responsible for ensuring the form is properly delivered in a timely manner – no later than 11:59 p.m. ET on September 13, 2012, unless we notify you that we are extending this deadline. Specific instructions are found on the form.

For More Information:

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Additional copies of the Offer to Exchange and the other Offer documents are available on the Option Exchange Intranet site; or, call American Stock Transfer (Monday through Friday 8:00 a.m. to 5:00 p.m. ET) at 877-248-6417 or 718-921-8317.

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For more information regarding the impact of the applicable exercise price on the value of the replacement options that would be received by participating in the Option Exchange versus the value that options would retain by not participating, contact me by telephone or send an email to options@edmc.edu.

•	Information concerning your eligible options is available at the Morgan Stanley Smith Barney’s website, www.benefitaccess.com. A username and password are required.

If you have questions regarding the terms and conditions of this Exchange Offer, if you have not activated your personal account with Morgan Stanley Smith Barney, or if you have questions or require other assistance, contact me by telephone at 412-995-7159 or options@edmc.edu.

The Option Exchange does carry considerable risk. We understand that this will be a challenging decision for all eligible employees. We encourage you to thoroughly review the Offer Materials sent to you and to seek guidance from your financial and/or tax advisor.

Bob Hooks